UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15 (d)
Of the Securities Exchange Act of 1934

Date of Report August 17, 2015

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CORE RESOURCE MANAGEMENT, INC.
(Exact name of registrant as specified in its charter)
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Nevada	000-55010	46-2029981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3131 E. Camelback, Suite 211
Phoenix, AZ 85016
(Address of principal executive offices)

(602) 314-3231
(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 24.0 13e-4 (c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Directors or Certain Officers;

Departure of Officers and Directors.  Effective July 06, 2015 the Company reports the departure of Mr. Phillip Nuciola as our Chairman of the Board of Directors.  Mr. Nuciola has been discussing an exit strategy with Core Resource Management, Inc. and decided on August 17, 2015 to not renew his contract that was up for renewal on July 06, 2015.

Appointment of Officers and Directors.  Effective August 17, 2015 the Company reports the appointment of Mr. Alexander Campbell as our interim Chairman of the Board of Directors. Mr. Campbell has previously served as a Director of the Company.

Mr. Nuciola has severed as the Company Chairman for the year of 2014 through the current reporting as well as working within the Capital Markets division of the Company.  Mr. Nuciola’s background was previously reported.  Mr. Nuciola does not hold any other directorships in reporting companies and does not have any family relationships among other current or nominated directors or executive officers.

Mr. Nuciola will remain an outside consultant for the Company through its previously negotiated contract with Crestrock Capital. Mr. Nuciola holds and plans to continue holding shares of Company Common Stock (OTCQB: CRMI).

Mr. Dennis W. Miller, Chief Executive Officer and chair of the Nominating and Governance Board Committee is leading the efforts to locate a new Chairman, while Mr. Campbell holds the interim position.

Item 7.01 Regulation FD Disclosure.

Core Resource Management, Inc. (the "Company") has issued a press release dated August 17, 2015 regarding Mr. Nuciola’s departure, a copy of which is attached as Exhibit 99.1 and incorporated by reference in this Item 7.01.

Item 9.01 Financial Statements And Exhibits.

Exhibit Number	Description

99.1	Press Release: Phillip Nuciola Resigns as Chairman of the Board of Directors, Alexander Campbell Named Interim Chair.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORE RESOURCE MANAGEMENT, INC.

Date: August 17, 2015	By:	/s/ Dennis W. Miller
Dennis W. Miller
Chief Executive Officer